EXHIBIT 10.42

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective January 1, 2009)

Article 2. – PARTICIPATION		12
2.1.	Continued Participation	12
2.2.	Duration of Participation	12
2.3.	Reduction in Participants	12
2.4	Participation After December 31, 2007	12

Article 3. – SOURCE OF BENEFIT PAYMENTS		14

Article 4. - RETIREMENT BENEFITS		15
4.1.	Normal or Late Retirement Benefit	15
4.2.	Early Retirement Benefit	16
4.3.	Vested Termination Benefit	18
4.4.	Other Termination of Employment; Death	21
4.5	Benefit Starting Date	21
4.6.	Optional Forms of Benefits	21
4.7.	Forfeiture of Benefits	23
4.8.	Surviving Spouse Benefit	23
4.9.	Accelerated Payment	24
4.10.	Reemployment After Retirement	24
4.11.	Code Section 409A Transition and Grandfathered Benefits	25

Article 5. - COMMITTEE		29
5.1.	Plan Administration and Interpretation	29
5.2.	Powers, Duties Procedures, etc.	29
5.3.	Information	30
5.4.	Indemnification of Committee	30

Article 6. – AMENDMENT AND TERMINATION		31
6.1.	Amendments	31
6.2.	Termination of Plan	31

Article 7. - MISCELLANEOUS		32
7.1.	Nonassignability	32
7.2.	Limitation on Participant’s Rights	32
7.3.	Participants Bound	32
7.4.	Receipt and Release	32
7.5.	No Guarantee of Tax Consequences	33
7.6.	Governing Law	33
7.7.	Headings and Subheadings	33

ii

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective January 1, 2009)

Purpose and History

The Company originally adopted this Plan, effective August 7, 1987, for a select group of management personnel in order to

(a)                                  attract, retain and motivate qualified management personnel;

(b)                                 facilitate the retirement of management personnel; and

(c)                                  provide survivor income for the spouses of management personnel.

The Company has previously made amendments to the Plan to make certain changes and clarifications.  The Company is hereby amending and restating the Plan to make changes intended to bring the Plan into compliance with the requirements of and thereby avoid the tax imposed pursuant to Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with such intent.

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

Article 1. - DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1.                              “Actuarial Equivalent” shall have the meaning set forth in the Basic Plan; provided, however, that it is intended that “Actuarial Equivalent” be determined in a manner that does not cause a tax to be applicable to a Plan benefit under Code Section 409A and if application of said meaning set forth in the Basic Plan in a particular circumstance would result in a tax being applicable to a Participant under Code Section 409A, the Committee shall establish such other reasonable actuarial factors for such purpose as it shall determine to be appropriate to avoid such result.

1.2.                              “Affiliate” means any corporation or organization that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

1.3.                              “Basic Plan” means The Neiman Marcus Group, Inc.  Retirement Plan as amended from time to time.  Reference to any Article or Section of the Basic Plan shall include reference to any comparable or successor provisions of the Basic Plan as amended from time to time.

1.4.                              “Benefit Starting Date” shall be the date as of which the Participant’s Post-2004 SERP Benefit shall commence in payment and shall have the meaning set forth in Section 4.5.

1.5.                              “Board of Directors” means the Board of Directors of the Company.

1.6.                              “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any Section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such Section or subsection.

1.7.                              “Committee” means the Employee Benefits Committee appointed by the Board of Directors or its Executive Committee.

1.8.                              “Company” means The Neiman Marcus Group, Inc., a Delaware corporation, and any successor, including a successor by purchase of all or substantially all of its assets or business that expressly assumes the obligations of the Company under this Plan.

1.9.                              “Compensation” means, with respect to any given period, the aggregate compensation, exclusive of any bonuses, paid to an Eligible Employee by one or more Participating Employers during such period, whether before or after he or she becomes an “Eligible Employee.”  “Compensation” shall be determined before any reduction under Section 125  or 401(k) of the Code or under any deferred compensation plan or arrangement, but shall not otherwise include any Participating Employer contributions under retirement or other benefit plans or arrangements, or any expense reimbursements, imputed compensation, property, payments of compensation previously deferred, or incentive payments earned through a wellness or similar program sponsored by a Participating Employer.

1.10.                        “Elected Age” means age 62; provided, however, that (i) prior to January 1, 2009 (or such earlier date as the Committee may prescribe), a Participant who has not had a Termination of Employment prior to December 15, 2008 and who is not entitled to commence receiving his or her Post -2004 SERP Benefit prior to January 1, 2009 shall be permitted to elect an age other than 62 that is not lower than 55 and not greater than 65, in the time and manner prescribed by the Committee for such election and such election shall be irrevocable except as provided in (ii) below; and (ii) on or after January 1, 2009, a Participant shall be permitted to change his or her Elected Age in such manner as the Committee may prescribe provided that any such subsequent election does not take effect for at least 12 months after the date the election is made, such subsequent election is made at least 12 months prior to the date the Participant will attain his or her Elected Age as currently in effect, and the subsequent election results in a new Elected Age that is at least five years later than the Elected Age in effect at the time of the election, provided that a Participant shall not be permitted to elect an age beyond age 65.  All elections permitted pursuant to this Section shall be made in a manner that complies with the requirements applicable to making payment elections under Code Section 409A.

1.11.                        “Eligible Employee” means each employee of a Participating Employer who, on any August 1:

(a)                                  is employed in an executive, administrative, or professional capacity as defined in Section 13(a)(1) of the Fair Labor Standards Act, as amended, and the regulations thereunder,

(b)                                 participates in the Basic Plan,

(c)                                  had a base salary on the immediately preceding December 31 at least equal to the Minimum Salary, and

(d)                                 is not employed as a salesperson.

1.12.                        “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

1.13.                        “Grandfathered Rule of 65 Employee” means a Rule of 65 Employee who either:  (i) expressly elected to remain eligible to participate in the Basic Plan in accordance with an election made in 2007, or (ii) implicitly elected to remain eligible to participate in the Basic Plan by failing to make a timely election to the contrary and thereby acquiescing to such an election by default.

1.14.                        “Minimum Salary” means:

(a)                                  for December 31 of each of the years 1992 through 1995, the amount in effect under Section 414(q)(1)(B) of the Code for the year following such December 31; and

(b)                                 for December 31, 1996, $100,000; and

(c)                                  for December 31, 1997, and each December 31 thereafter, $160,000.

1.15.                        “Non-409A Participant” means a Participant who, on account of his or her cessation of employment with a Participating Employer before January 1, 2005 or other circumstances that resulted in his or her ceasing to accrue a benefit under the Plan prior to such date, has a total benefit accrued pursuant to the Plan that was fully vested as of December 31, 2004 and has not accrued any increase with respect to such benefit after December 31, 2004 attributable to Compensation or Service after such date or that otherwise would not be treated as an amount deferred before January 1, 2005 pursuant to Treasury Regulation Section 1.409A-6.

1.16.                        “Normal Form” means a form of benefit payable monthly to an individual during his or her lifetime, the first payment to be due on the date of the commencement of his or her benefits under the Plan, and the last payment to be due for the calendar month in which his or her death occurs.

1.17.                        “Normal Retirement Age” means the later of (a) the date on which the Participant attains age 65 or (b) the fifth anniversary of the date he or she first performed an Hour of Service under the Basic Plan.

1.18.                        “Normal Retirement Date” means the first day of the calendar month coinciding with or next following the date on which the Participant attains his or her Normal Retirement Age.

1.19.                        “Participant” means any individual who participates in the Plan in accordance with Article 2.

1.20.                        “Participating Employer” means the Company and any Affiliate of the Company that is a Participating Employer in the Basic Plan.

1.21.                        “Plan” means The Neiman Marcus Group, Inc.  Supplemental Executive Retirement Plan as set forth herein and in all subsequent amendments hereto.

1.22.                        “Plan Year” means the 52 or 53 week period ending on the Saturday nearest to July 31 of each year.

1.23.                        “Post-2004 SERP Benefit” means a monthly benefit payable in the Normal Form equal to the monthly Total SERP Benefit payable in the Normal Form minus a monthly benefit derived from the Pre-2005 SERP Benefit converted to an Actuarially Equivalent payment in the Normal Form as determined in accordance with Section 4.1, 4.2 or 4.3, as applicable.  The Post-2004 SERP Benefit shall be subject to the limitations set forth in Section 4.11(d).

1.24.                        “Pre-2005 SERP Benefit” means the present value of the amount to which the Participant would have been entitled under the Plan if he or she voluntarily terminated services without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the termination of services, and received the benefits in the form with the maximum value, as determined in accordance with Treasury Regulation Section 1.409A-6(a)(3)(i) in a manner that results in the largest possible amount permitted by such provision, increased as permitted in accordance with Treasury Regulation Section 1.409A-6(a)(3)(iv).  The Pre-2005 SERP Benefit is intended to be exempt from the application of Code Section 409A as an amount that was deferred prior to January 1, 2005 pursuant to Treasury Regulation Section 1.409A-6(a) and shall be determined in a manner consistent therewith.  The Pre-2005 SERP Benefit shall be subject to the limitations set forth in Section 4.11(d).

1.25.                        “Rule of 65 Employee” means an Eligible Employee as of December 31, 2007 who had at least ten years of Vesting Service under the Basic Plan as of December 31, 2007 and whose age as of December 31, 2007, when added to the number of his or her years of Vesting Service under the Basic Plan as of December 31, 2007, was equal to or in excess of 65.

1.26.                        “Service” means the period measured in years equal to years of Vesting Service determined under the Basic Plan, subject to the following special rules:

(a)                                  Years of Vesting Service, if any, prior to August 2, 1987 shall be determined in accordance with the rules of the Pension Plan for Employees of Carter Hawley Hale Stores, Inc.  that applied on August 1, 1987 to employees hired after June 30, 1980; and

(b)                                 A Participant shall be credited with a full year of Service for each partial year of Vesting Service interrupted by a Period of Severance, provided that (i) the Participant is credited with at least 1,000 Hours of Service during such partial year of Vesting Service, and (ii) no more than one year of Service shall be credited during any 12-month period.

1.27.                        “Social Security Benefit” means, in the case of each Participant, the estimated amount of the monthly primary old age insurance benefit available to him or her at age 65 under the Social Security Act as in effect on the earliest of his or her Normal Retirement Date, Termination of Employment or death.  The amount shall be computed upon the assumption that the Participant has been continuously covered under said Act since the later of 1951 or his or her 21st birthday, and that his or her remuneration for employment for the calendar year preceding the date of his or her Normal Retirement, Termination of Employment or death, whichever is earliest, was equal to that portion of his or her compensation for such year that would be subject to tax under Section 3101(a) of the Code without the dollar limitation of Code Section 3121(a)(1), and his or her remuneration for each prior calendar year was equal to the assumed remuneration for the subsequent year divided by 1.06.  If a Participant has a Termination of

Employment for any reason, or becomes Totally and Permanently Disabled, prior to his or her Normal Retirement Date, in determining his or her Social Security Benefit, earnings for the calendar year of such termination or disability and each subsequent calendar year prior to his or her Normal Retirement Date shall be assumed to be equal to that portion of his or her compensation for the calendar year prior to the year of termination or disability that would be subject to tax under Section 3101(a) of the Code without the dollar limitation of Code Section 3121(a)(1).

1.28.                        “Spouse” means a person of the opposite sex of the Participant who is the lawfully married husband or wife of a Participant at the time of the Participant’s death or, if earlier, as of the first day of the first month for which benefits are payable under the Plan.

1.29.                        “Termination of Employment” means a termination of services provided by a Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Company in accordance with the rules for determining when a service provider has incurred a separation from service under Treasury Regulation Section 1.409A-1(h). More specifically and as provided by such regulations, in determining whether a Participant has incurred a Termination of Employment, the following provisions shall apply:

(a)                                  Except as otherwise provided in this definition, a Termination of Employment will occur when the Participant has experienced a termination of employment with the Employer. A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)                                 For a Participant who provides services to an Employer both as an employee and as an independent contractor, a Termination of Employment generally will not occur until the Participant has ceased providing services for the Employer  both as an employee and as an independent contractor.  Except as otherwise provided herein, in the case of an independent contractor a Termination of Employment will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.  If a Participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Termination of Employment until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (a) and (b) of this definition.

Notwithstanding the foregoing provisions in this subparagraph, if a Participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Termination of Employment as an employee.

(c)                                  In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, a Participant would otherwise experience a Termination of Employment as defined above, the Employer and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Termination of Employment for purposes of this Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Code Section 409A.

(d)                                 For purposes of this definition, “Employer” means:

(i)                                     The Company; and

(ii)                                  All other entities with which the Company would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable.  To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.30.                        “Total SERP Accrued Benefit” means the amount determined under the provisions of Section 4.1, Section 4.2 or Section 4.3, as applicable to the Participant as of the date such amount is being determined.

Unless defined herein, any capitalized word, phrase or term used in this Plan shall have the meaning given to it in the Basic Plan.

Article 2.  — PARTICIPATION

2.1.                              Continued Participation.  Any individual who was a Participant in the Plan on December 31, 2008 will, subject to Sections 2.2, 2.3, and 2.4, continue to be a Participant under the Plan after such date.

2.2.                              Duration of Participation.  Subject to Section 2.3, an individual who has become a Participant in the Plan shall continue to be a Participant as long as he or she remains an employee of a Participating Employer or is entitled to a benefit under the Plan, even though his or her base salary after becoming a Participant later falls below the then applicable Minimum Salary level specified in Section 1.14.  A Participant will cease to be a Participant when he or she is neither employed by a Participating Employer nor entitled to receive a benefit under the Plan.

2.3.                              Reduction in Participants.  Notwithstanding any other provision of the Plan to the contrary, the Committee may terminate the right of any Participant or Eligible Employee to participate in the Plan if the Committee deems such action to be necessary to preserve the status of the Plan as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA.  In the event a Participant’s participation is terminated under this Section 2.3, the Participant shall not be entitled to any benefits under the Plan except to the extent such benefits would be protected under Section 6.2 if the Plan were then terminated.

2.4                                 Participation After December 31, 2007.  A Participant who is a Grandfathered Rule of 65 Employee as of December 31, 2007 shall continue to be a Participant under the Plan thereafter, subject to and in accordance with the terms of the Plan; provided, however, that if a Grandfathered Rule of 65 Employee has a Termination of Employment after December 31, 2007, such employee shall not be treated as a Grandfathered Rule of 65 Employee upon any later reemployment by a Participating Employer.  Any provision of the Plan to the contrary notwithstanding, no individual shall become an Eligible Employee on or after January 1, 2008 who was not an Eligible Employee on December 31, 2007 and, thus, there shall be no new Participants in the Plan on and after such date, and a Participant who is not a Grandfathered Rule of 65 Employee shall remain a Participant in the Plan after December 31, 2007 as provided in Section 2.2 as long as he or she is entitled to receive a benefit under the Plan, but no additional benefit shall accrue for any Participant who is not a Grandfathered Rule of 65 Employee under the Plan after December 31, 2007, subject to the following:

(i)                                     the amount of benefit payable under the Plan after December 31, 2007 with respect to a Participant who is an Eligible Employee as of such date but who is not a Grandfathered Rule of 65 Employee shall be determined as if such Participant had a Termination of Employment effective as of December 31, 2007, provided, however, that any such Participant shall not be treated as having a Termination of Employment for purposes of determining whether he or she has attained Normal Retirement Age until his or her actual Termination of Employment and benefit payments shall not commence to any such Participant until payments would otherwise commence to such Participant under the terms of the Plan; and

(ii)                                  a Participant who is not a Grandfathered Rule of 65 Employee shall continue to be entitled to credit for Service after December 31, 2007 for purposes of determining whether such Participant has attained the required years of Service to vest in a benefit or to commence receiving a benefit prior to Normal Retirement Date, but not for purposes of the calculation of the amount of such benefit.

Article 3.  — SOURCE OF BENEFIT PAYMENTS

Nothing in this Plan will be construed to create a trust or to obligate the Participating Employers or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Participating Employers or of any other person.  Any benefits which become payable hereunder shall be paid from the general assets of the Participating Employers.

Article 4.  — RETIREMENT BENEFITS

4.1.                              Normal or Late Retirement Benefit.  The Total SERP Accrued Benefit of a Participant who has a Termination of Employment on or after his or her Normal Retirement Date will be a monthly amount payable in the Normal Form equal to (a) minus (b), but not less than zero, where:

(a)                                  is 50% of the Participant’s average monthly Compensation for the highest sixty consecutive months preceding Termination of Employment, less 60% of the Participant’s Social Security Benefit, the result multiplied by a fraction the numerator of which is the Participant’s years of Service (not in excess of 25) and the denominator of which is 25; and

(b)                                 is a monthly retirement benefit equal to the monthly amount payable to the Participant under the Basic Plan calculated in the Normal Form as of the first day of the month coinciding with or next following the Participant’s Termination of Employment.

The Post-2004 SERP Benefit of a Participant who has a Termination of Employment on or after his or her Normal Retirement Date shall commence on the Participant’s Benefit Starting Date, and shall be a monthly benefit equal to the following:

(i)                                     the monthly Total SERP Accrued Benefit payable in the Normal Form as determined above in this Section 4.1 commencing on the first day of the month coinciding with or next following the Participant’s Termination of Employment, minus a monthly benefit derived from the Pre-2005 SERP Benefit as of the first day of the month coinciding with or next following the Participant’s Termination of Employment converted to an Actuarially Equivalent monthly benefit payable in the Normal Form as if commencing on the same date; and

(ii)                                  the amount in (i) shall then be increased on an Actuarially Equivalent basis for the six-month period by which the first day of the month coinciding with or next following the Participant’s Termination of Employment precedes the Participant’s Benefit Starting Date.

4.2.                              Early Retirement Benefit.  The Total SERP Accrued Benefit of a Participant who has a Termination of Employment on or after the date on which he or she has attained age 55 and completed at least 10 years of Service but prior to his or her Normal Retirement Date will be a monthly amount payable in the Normal Form, equal to (a) minus (b), but not less than zero, where:

(a)                                  is the amount determined under Section 4.1(a) above, unreduced for early commencement if the Benefit Starting Date is on or after the Participant’s 62nd birthday, reduced by 1/600th for each month between the Participant’s 60th and 62nd birthday by which the Benefit Starting Date precedes the month in which the Participant attains age 62, and reduced further by 1/240th for each month by which the Benefit Starting Date precedes the month in which the Participant attains age 60; and

(b)                                 is a monthly retirement benefit equal to the monthly amount that would be payable to the Participant under the Basic Plan in the Normal Form if said benefit commenced as of the Participant’s Benefit Starting Date (regardless of the actual date of commencement of the Participant’s Basic Plan benefit), or if the Participant is not yet eligible to commence receiving a benefit under the Basic Plan as of the Participant’s Benefit Starting Date, then the offset provided in this paragraph (b) shall be a monthly retirement benefit payable in the Normal Form as of the Participant’s Benefit Starting Date that is Actuarially Equivalent to the Participant’s benefit under the Basic Plan as of the earliest date said benefit could commence in pay status under said plan payable in the

Normal Form; provided, however, that if the Participant’s Termination of Employment occurs on or after the date on which the Participant attains the later of age 62 or his or her Elected Age (or less than six months prior to such date), then the offset provided in this paragraph (b) shall be determined as if the three references to “the Participant’s Benefit Starting Date” in the preceding provisions of this paragraph (b) were instead referring to “the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age”.

The Post-2004 SERP Benefit of a Participant who has a Termination of Employment on or after the date on which he or she has attained age 55 and completed at least 10 years of Service but prior to his or her Normal Retirement Date shall commence on the Participant’s Benefit Starting Date, and shall be a monthly benefit equal to the monthly Total SERP Accrued Benefit payable in the Normal Form as determined above in this Section 4.2 commencing as of the Benefit Starting Date, minus a monthly benefit derived from the Pre-2005 SERP Benefit as of the Benefit Starting Date converted to an Actuarially Equivalent monthly benefit payable in the Normal Form as if commencing on the same date; provided, however, that if the Participant’s Termination of Employment occurs on or after the date on which the Participant attains the later of age 62 or his or her Elected Age (or less than six months prior to such date), then the Participant’s Post-2004 SERP Benefit shall still commence as of the Participant’s Benefit Starting Date but shall be equal to the following:

(i)                                     the monthly Total SERP Accrued Benefit payable in the Normal Form as determined above in this Section 4.2 commencing on the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age, minus a monthly benefit derived from the Pre-2005 SERP Benefit as of the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age converted to an Actuarially Equivalent monthly benefit payable in the Normal Form as if commencing on the same date; and

(ii)                                  the amount in (i) shall then be increased on an Actuarially Equivalent basis for the period, not to exceed six months, by which the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age precedes the Participant’s Benefit Starting Date.

4.3.                              Vested Termination Benefit.  The Total SERP Accrued Benefit of a Participant who has a Termination of Employment after he or she has completed at least 5 years of Service, but before he or she has satisfied the requirements for early or normal retirement under Sections 4.1 or 4.2 will be a monthly amount payable in the Normal Form, equal to (a) below (reduced by the applicable factor set forth in Section 4.2(a) above) minus (b) below, but not less than zero, where:

(a)                                  is 50% of the Participant’s average monthly Compensation for the highest sixty consecutive months preceding the Termination of Employment, less 60% of the Participant’s Social Security Benefit, the result multiplied by a fraction the numerator of which is the Participant’s years of Service and the denominator of which is the greater of 25 years or the number of years of Service the Participant would have had if he or she continued employment with a Participating Employer without interruption until his or her Normal Retirement Date; and

(b)                                 is a monthly retirement benefit equal to the monthly amount that would be payable to the Participant under the Basic Plan in the Normal Form if said benefit commenced as of the Participant’s Benefit Starting Date (regardless of the actual date of commencement of the Participant’s Basic Plan benefit), or if the Participant is not yet eligible to commence receiving a benefit under the Basic Plan as of the Participant’s Benefit Starting Date, then the offset provided in this paragraph (b) shall be a monthly retirement benefit payable in the Normal Form as of the Participant’s Benefit Starting Date that is Actuarially Equivalent to the Participant’s benefit under the Basic Plan as of the earliest date said benefit could commence in pay status under said plan payable in the Normal Form; provided, however, that if the Participant’s Termination of Employment occurs on or after the date on which the Participant attains the later of age 62 or his or her Elected Age (or less than six months prior to such date), then the offset provided in this paragraph (b) shall be determined as if the three references to “the Participant’s Benefit Starting Date” in the preceding provisions of this paragraph (b) were instead referring to “the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age”.

The Post-2004 SERP Benefit of a Participant who has a Termination of Employment after he or she has completed at least 5 years of Service, but before he or she has satisfied the requirements for early or normal retirement under Sections 4.1 or 4.2 shall commence on the Participant’s Benefit Starting Date, and shall be a monthly benefit equal to the monthly Total SERP Accrued Benefit payable in the Normal Form as determined above in this Section 4.3 commencing as of the Benefit Starting Date, minus a monthly benefit derived from the Pre-2005 SERP Benefit as of the Benefit Starting Date converted to an Actuarially Equivalent monthly benefit payable in the Normal Form as if commencing on the same date; provided, however, that if the Participant’s Termination of Employment occurs on or after the date on which the Participant attains the later of age 62 or his or her Elected Age (or less than six months prior to such date), then the Participant’s Post-2004 SERP Benefit shall still commence as of the Participant’s Benefit Starting Date but shall be equal to the following:

(i)                                     the monthly Total SERP Accrued Benefit payable in the Normal Form as determined above in this Section 4.3 commencing on the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age, minus a monthly benefit derived from the Pre-2005 SERP Benefit as of the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age converted to an Actuarially Equivalent monthly benefit payable in the Normal Form as if commencing on the same date; and

(ii)                                  the amount in (i) shall then be increased on an Actuarially Equivalent basis for the period, not to exceed six months, by which the first day of the month coinciding with or next following the Participant’s Termination of Employment or, if later, the first day of the month coinciding with or next following the Participant’s attainment of the later of age 62 or his or her Elected Age precedes the Participant’s Benefit Starting Date.

4.4.                              Other Termination of Employment; Death.  If a Participant has a Termination of Employment for any reason prior to the time he or she is eligible for a retirement or vested benefit under Section 4.1, 4.2 or 4.3, no benefit shall be payable under this Plan.  In the event a Participant dies prior to the commencement of benefit payments hereunder, then except as provided in Section 4.8 no benefits shall be payable hereunder following the Participant’s death.  In the event a Participant dies after the commencement of benefit payments hereunder, payments shall continue to be made following his or her death only if the Participant has chosen an optional form of benefit under Section 4.6 and then only to the extent, if any, provided under such optional form of benefit.

4.5                                 Benefit Starting Date.  A Participant’s Post-2004 SERP Benefit shall commence on his or her Benefit Starting Date.  A Participant’s Benefit Starting Date shall be the later of (a) the first day of the calendar month coinciding with or next following the Participant’s attainment of his or her Elected Age, or (b) the date that is six months later than the first day of the calendar month coinciding with or next following the date of the Participant’s Termination of Employment.  Notwithstanding the preceding, with respect to a Participant whose Termination of Employment occurred prior to January 1, 2009 but who has not commenced receiving his or her Post-2004 SERP Benefit as of January 1, 2009, his or her Benefit Starting Date for his or her Post-2004 SERP Benefit shall be the later of (a) January 1, 2009, (b) the first day of the calendar month coinciding with or next following the Participant’s attainment of his or her Elected Age or (c) the date that is six months later than the first day of the calendar month coinciding with or next following the date of the Participant’s Termination of Employment.

4.6.                              Optional Forms of Benefits.  In lieu of the benefit otherwise payable to a Participant in the Normal Form, a Participant may elect to receive his or her Post-2004 SERP

Benefit on his or her Benefit Starting Date in any of the following optional forms of Actuarial Equivalent value:

(i)                                     a 5-year or 10-year period certain and continuous form of annuity under which a reduced pension will be payable monthly over 60 or 120 months (as elected by the Participant prior to the Benefit Starting Date) to the Participant during his or her lifetime, the first payment to be due on the Benefit Starting Date and the last payment to be due on the first day of the calendar month in which the Participant’s death occurs, except that if the Participant’s death occurs during the 60-month or 120-month period, whichever is applicable, following the Benefit Starting Date, such adjusted pension will be payable monthly to the Participant’s beneficiary for the remainder of the 60-month or 120-month period, or to the beneficiary’s estate if he or she should also die within the 60-month or 120-month period, whichever is applicable;

(ii)                                  an optional joint and survivor form under which a reduced pension will be payable monthly to the Participant during his or her lifetime and following his or her death 50 percent, 66 2/3 percent, 75 percent or 100 percent of such reduced pension (as elected by the Participant prior to the Benefit Starting Date) will be payable monthly to the Participant’s beneficiary (as designated by the Participant prior to the Benefit Starting Date) during the beneficiary’s remaining lifetime.  If the beneficiary dies after the Participant’s Benefit Starting Date and while the Participant is alive, the Participant will continue to receive during his or her remaining lifetime the same amount of reduced pension as was payable to him or her during the joint lifetimes of the Participant and his or her beneficiary, with the last payment to be due for the calendar month in which the Participant’s death occurs.

The Committee shall provide a method for election of such options.  The Participant shall be entitled to elect one of the foregoing options (or to revoke any such election) within such period prior to the Benefit Starting Date as the Committee may prescribe.  The election of one of the options provided for in this Section 4.6 shall become effective as of the Benefit Starting Date, and may not be rescinded or modified thereafter.  Should the Participant’s Spouse or other beneficiary die prior to such Benefit Starting Date, the Participant’s election will be void and the Participant’s Post-2004 SERP Benefit will be paid to him or her as though he or she had made no election unless the Participant makes a new election prior to the Benefit Starting Date.  Notwithstanding the preceding, if a married Participant desires to elect an optional form of benefit other than a 50% contingent annuity form protecting the Participant’s Spouse, such election shall not be valid without the consent of such Spouse in such form as the Committee shall prescribe.  If the Participant fails to elect a form of benefit for his or her Post-2004 SERP Benefit on or before his or her Benefit Starting Date (or such earlier date as the Committee may reasonably prescribe for administrative purposes), the Participant shall be deemed to have elected the Normal Form and the consent of the Spouse, if any, shall not be required.

4.7.                              Forfeiture of Benefits.  Notwithstanding any provision of this Plan to the contrary, no benefits shall be payable under this Plan with respect to any Participant who confesses to, or is convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his or her employment with a Participating Employer.  The Committee’s decision as to the applicability of this Section 4.7 in any case shall be fixed and binding on all persons.

4.8.                              Surviving Spouse Benefit.  In the event a Participant dies after completing at least 5 years of Service but prior to the Benefit Starting Date for his or her Post-2004 SERP Benefit,

and such Participant is survived by a Spouse, a monthly surviving spouse benefit shall be payable to such Spouse with respect to the Post-2004 SERP Benefit.  Such monthly surviving spouse benefit shall commence as of the Benefit Starting Date determined using the date of the Participant’s death as his or her Termination of Employment, if the Participant was not already terminated, and the date on which the Participant would have attained the Elected Age, if the Participant had not yet attained such age, had the Participant survived to such date (the “survivor benefit commencement date”), and shall end with the month in which the Spouse’s death occurs.  The monthly surviving spouse benefit shall be the amount to which the Spouse would have been entitled with respect to the Participant’s Post-2004 SERP Benefit if the Participant had a Termination of Employment on the date of his or her death (if not already so terminated), had chosen to have benefit payments commence for his or her Post-2004 SERP Benefit in the 50% contingent annuity form described in Section 4.6 on the survivor benefit commencement date, and had survived to and died on the day following such commencement date.

4.9.                              Accelerated Payment.  Any other provision of the Plan to the contrary notwithstanding, the Committee in its absolute discretion may accelerate all or any portion of the payment of the Participant’s Post-2004 SERP Benefit to the extent that such acceleration is a permitted exception under Treasury Regulation Section 1.409A-3(j)(4) (or other applicable guidance issued by the Internal Revenue Service) that does not subject the Participant’s benefit under the Plan to the tax imposed by Code Section 409A.  The amount of any accelerated payment shall be determined on an Actuarially Equivalent basis.

4.10.                        Reemployment After Retirement.  The payment of the Post-2004 SERP Benefit to a previously terminated Participant shall not cease as of the date of rehire if the Participant is reemployed by a Participating Employer nor shall the Benefit Starting Date for a Post-2004 SERP Benefit related to a prior Termination of Employment that has not yet commenced be changed if the Participant is reemployed by a Participating Employer.  If a previously terminated Participant is reemployed by a Participating Employer after December 31, 2007, no new retirement benefit shall accrue under this Plan for such Participant on account of service after such reemployment as provided in accordance with the provisions of Article 2. If a previously terminated Participant, other than a Non-409A Participant, was reemployed by a Participating Employer prior to January 1, 2008 and accrues a benefit under this Plan on account of such reemployment, the amount of any new Post-2004 SERP Benefit subsequently payable with respect to such subsequent employment shall be a separate benefit computed in accordance with this Article 4 on the basis of Service and Compensation to the time of such subsequent Termination of Employment, but shall be reduced by the Actuarial Equivalent of any payments previously made under the Plan and the Actuarial Equivalent of any future payments yet to be paid on account of his or her prior Termination of Employment, including lump sum payments or amounts applied to purchase annuity contracts.  In no event shall the aggregate benefits of any rehired Participant be greater than the benefit he or she would have received if all his or her service had been one continuous period of employment.

4.11.                        Code Section 409A Transition and Grandfathered Benefits.  Any provision of this amended and restated Plan to the contrary notwithstanding:

(a)                                  Non-409A Participants:  The amount and timing of the benefits payable under the Plan with respect to a Non-409A Participant shall be determined solely in accordance with the provisions of the Plan as in effect as of December 31, 2004, without regard to any changes made to the Plan or to the Basic Plan after October 3, 2004; provided, however, that the term “Actuarial Equivalent” as applied with respect to the benefits payable to a Non-409A Participant shall have the meaning set forth in the Basic Plan as it may from time to time be amended but only to the extent that the application of any such amendment after October 3, 2004 would not result in a “material modification” of such benefits.  Such benefits are intended to remain exempt from the application of Code Section 409A as amounts that were deferred prior to January 1, 2005 and shall be administered in a manner consistent with such intent.

(b)                                 Participants Other Than Non-409A Participants:  The Pre-2005 SERP Benefit, if any, of a Participant (not including a Non-409A Participant) shall be paid at the time and in the manner provided pursuant to the provisions of the Plan as in effect as of December 31, 2004, without regard to any changes made to the Plan or to the Basic Plan after October 3, 2004 other than with respect to determining the amount of the Pre-2005 SERP Benefit as provided herein; provided, however, that the term “Actuarial Equivalent” as applied with respect to the Pre-2005 SERP Benefit shall have the meaning set forth in the Basic Plan as it may from time to time be amended but only to the extent that the application of any such amendment after October 3, 2004 would not result in a “material modification” of the Pre-2005 SERP Benefit.  Such benefit is intended to remain exempt from the application of Code Section 409A as an amount deferred prior to January 1, 2005 and shall be administered in a manner consistent with such intent.  The Pre-2005 SERP Benefit as set forth in Section 1.24 is determined in accordance with applicable guidance under Code Section 409A as a present value amount.  The monthly benefit that becomes payable from such Pre-2005 SERP Benefit present value shall be determined by converting it at the time it is to commence in payment to the Normal Form, subject to the limitations set forth below in subsection (d), and then converting said monthly amount, as so determined in the Normal Form, to the applicable form of payment, both to be determined on an Actuarially Equivalent basis.

(c)                                  Participants With Transition Benefit Commencement:  A benefit being paid under this Plan to or with respect to a Participant, other than a Non-409A Participant, that commenced in payment after December 31, 2004 and prior to January 1, 2009 shall continue to be paid after January 1, 2009 in accordance with the form of annuity being paid as of December 31, 2008; provided, however, that if such benefit commenced prior to the payment of the Participant’s benefit under the Basic Plan because the Participant was not eligible for a payment under the Basic Plan prior to Normal Retirement Age, such monthly benefit payable under this Plan shall be reduced as of the first day of the month coinciding with or next following the month in which the Participant reaches Normal Retirement Age by the amount of the Participant’s Basic Plan benefit that would be payable as of such date if the benefit commenced in payment as of the such date, with the reduction calculated as though each such benefit was payable in the Normal Form.  Such benefit shall not be divided into a Post-2004 SERP Benefit and Pre-2005 SERP Benefit but instead shall be treated for all purposes of this amended and restated Plan as a Post-2004 SERP Benefit.

(d)                                 Limitation on Plan Benefits.  Any provision of this Plan to the contrary notwithstanding, with respect to any Participant who is not a Non-409A Participant and whose benefit under this Plan has not yet commenced in payment as of December 31, 2008:

(i)                                     the monthly amount of the Participant’s Pre-2005 SERP Benefit that would become payable as determined in the Normal Form as described above in paragraph (b) shall not exceed, and shall be limited to: (x) a monthly benefit payable in the Normal Form equal to the Total SERP Accrued Benefit determined in accordance with Section 4.1 if the Participant’s Termination of Employment

occurs on or after Normal Retirement Date, or (y) if the Participant’s Termination of Employment occurs prior to his or her Normal Retirement Date, a monthly benefit payable in the Normal Form equal to the Total SERP Accrued Benefit determined in accordance with Section 4.2 or 4.3, as applicable to the Participant, but with the amount provided in Section 4.2(b) or 4.3(b), as applicable to the Participant, determined as of the Participant’s Pre-2005 SERP Benefit commencement date rather than the Participant’s Benefit Starting Date or such other date as may be provided therein; and

(ii)                                  if the Participant’s Benefit Starting Date for his or her Post-2004 SERP Benefit is prior to the Participant’s Pre-2005 SERP Benefit commencement date, the limit in clause (d)(i) above shall be further reduced by the monthly amount of a benefit payable in the Normal Form commencing as of the same date as the Pre-2005 SERP Benefit commencement date that is Actuarially Equivalent to the Participant’s Post-2004 SERP Benefit that has already commenced in payment, and

(iii)                               if the Participant’s Benefit Starting Date for his or her Post-2004 SERP Benefit is on or after the Participant’s Pre-2005 SERP Benefit commencement date and the amount of the Participant’s Pre-2005 SERP Benefit had to be reduced due to (d)(i) above, then the amount of the Participant’s Post-2004 SERP Benefit shall be zero.

Article 5.  - COMMITTEE

5.1.          Plan Administration and Interpretation.  The Committee shall have complete control over the administration of the Plan.  The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants and other claimants in similar circumstances.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, the Participating Employers, the legal counsel of a Participating Employer or the Committee, or the Actuary.  Subject to applicable laws and regulations, for all purposes of administration and interpretation of the Plan, the Committee shall consider the Plan as if it were maintained by a single employer for the benefit of all Participants by whomever employed.  The Committee shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

5.2.          Powers, Duties Procedures, etc..  The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as are permitted or required under the terms of the Basic Plan, provided, however, that the Committee takes such action in a manner that would not cause tax to be owed under Code Section 409A.

5.3.          Information.  To enable the Committee to perform its functions, the Participating Employers shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, the cause for termination of employment, and such other pertinent facts as the Committee may require.

5.4.          Indemnification of Committee.  The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer or employee of any Participating Employer who serves as a member of the Committee (including any such individual who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Article 6. — AMENDMENT AND TERMINATION

6.1.          Amendments.  The Company shall have the right to amend this Plan from time to time by resolution of the Board of Directors or its Executive Committee and to amend or cancel any amendments.  Any such amendment shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan.

6.2.          Termination of Plan.  This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of services by any Eligible Employee (or other employee).  The Company reserves the right to terminate this Plan at any time and, in the event of such termination, to pay no benefits to any Participant who has neither completed 5 years of Service nor attained age 65.  No such termination shall result in the reduction of (a) benefits that have commenced before the date of termination, or (b) benefits accrued as of that date by any Participant who has completed at least 5 years of Service or attained age 65 by that date; provided, however, that the Company reserves the right in its sole discretion to provide for accelerated payment of a Participant’s Post-2004 SERP Benefit by payment in the form of an Actuarially Equivalent single lump sum to the extent that such acceleration is permitted upon plan termination under Treasury Regulation Section 1.409A-3(j)(4)(ix) (or other similar applicable guidance issued by the Internal Revenue Service) that does not subject the Participant’s benefit under the Plan to the tax imposed by Code Section 409A.

Article 7. - MISCELLANEOUS

7.1.          Nonassignability.  None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under this Plan.

7.2.          Limitation on Participant’s Rights.  Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of a Participating Employer or any right or interest in the Plan other than as herein provided.  Each Participating Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Participating Employer, except to the extent provided herein.

7.3.          Participants Bound.  Any action with respect to this Plan taken by the Committee, the Company, or any other Participating Employer, or any action authorized by or taken at the direction of the Committee, the Company, or any other Participating Employer, shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

7.4.          Receipt and Release.  Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, any other Participating Employer, and the Committee, and the Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company, or any other Participating Employer to follow the application of such funds.

7.5.          No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Employers and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts deferred or payable under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

7.6.          Governing Law.  This Plan shall be construed, administered, and governed in all respects under and by the internal laws (and not principles relating to conflict of laws) of the State of Texas except when superseded by federal law.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.7.          Headings and Subheadings.  Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officer on this 22nd day of December, 2008, to be effective as of the first day of January, 2009.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Its:	Senior Vice President and
Chief Human Resource Officer